Exhibit 99.1

      VIASYS Healthcare Inc. Reports Third Quarter 2006 Results

    CONSHOHOCKEN, Pa.--(BUSINESS WIRE)--Nov. 2, 2006--VIASYS
Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter ended September 30, 2006. All information is from continuing operations and inclusive of the results of all acquisitions unless otherwise indicated.

    Third Quarter Results



                          Three Months    Three Months
                              Ended          Ended            %
                          September 30,    October 1,      Change
                              2006            2005
                         --------------- -------------- --------------
Diluted EPS from
 Continuing Operations            $0.14          $0.13
Add Back: Special Items
 per share(1)                      0.12           0.07
                         --------------- --------------
Subtotal                          $0.26          $0.20
Add Back: Stock
 Compensation Expense per
 share(1)                          0.04              -
                         --------------- --------------
Adjusted Diluted EPS from
 Continuing Operations            $0.30          $0.20           49.2%
                         =============== ==============


    Revenues for the third quarter of 2006 increased to $144.7 million as compared to $126.9 million in the comparable quarter last year. Excluding the impact of stock compensation expense and special items(1), operating income increased to $16.1 million as compared to $10.6 million in the same period last year, and income from continuing operations after taxes increased to $9.9 million, or $.30 per diluted share, compared to $6.4 million, or $.20 per diluted share, for the same period last year. Foreign currency translation had a positive impact of 1.1% on revenues for the quarter.

    Including the impact of stock compensation and special items(1), operating income was $9.6 million compared to $7.3 million in the same period last year, and income from continuing operations after taxes was $4.6 million, or $.14 per diluted share, as compared to $4.3 million, or $.13 per diluted share, for the same period last year.

    September Year-to-Date Results



                           Nine Months    Nine Months
                              Ended          Ended            %
                          September 30,    October 1,      Change
                              2006            2005
                         --------------- -------------- --------------
Diluted EPS from
 Continuing Operations            $0.52         $(0.70)
Add Back: Special Items
 per share(1)                      0.13           1.28
                         --------------- --------------
Subtotal                          $0.65          $0.58
Add Back: Stock
 Compensation Expense per
 share(1)                          0.14              -
                         --------------- --------------
Adjusted Diluted EPS from
 Continuing Operations            $0.79          $0.58           37.2%
                         =============== ==============


    Revenues for year-to-date 2006 increased to $426.3 million as compared to $354.8 million in the comparable quarter last year. Excluding the impact of stock compensation expense and special items(1), operating income increased to $43.1 million as compared to $28.5 million in the same period last year, and income from continuing operations after taxes increased to $26.1 million, or $.79 per diluted share, compared to $18.0 million, or $.58 per diluted share, for the same period last year. Foreign currency translation did not have a material impact on revenues for the year-to-date period.

    Including the impact of stock compensation and special items(1), operating income was $31.0 million compared to a loss of $14.3 million in the same period last year, and income from continuing operations after taxes was $17.2 million, or $.52 per diluted share, as compared to a loss of $22.0 million, or a loss of $.70 per diluted share, for the same period last year.

    Chairman, President and CEO Comments

    Randy Thurman, Chairman, President and CEO, commented on VIASYS' performance:

    "Our third quarter results reflect the continued strong global demand for most VIASYS products and services. The excellent performance of our core businesses continues to be complemented by the strategic acquisitions completed in 2005 and 2006. In the third quarter, total revenue growth was 14.0%, of which 11.5% resulted from our core business and 2.5% resulted from the impact of our acquisitions. Adjusted operating income from continuing operations grew 52.6%. This quarterly performance contributed to the year-to-date results which reflect 20.2% revenue growth, including 9.5% from our core business. Adjusted operating income from continuing operations increased 51.1% year-to-date as compared to the prior year.

    "Contributing to our growth in core revenue and adjusted operating income are the success of VIASYS Clinical Services, global demand for our ventilators, consistently strong performance of our respiratory diagnostics portfolio, strong international demand and the improved profitability of NeuroCare. Acquisitions over the past few years have been fully integrated and we believe that these new products and new channels will drive continued solid global performance.

    "During the year we have faced and successfully met certain challenges. We made the strategic decision to expand into select international markets with excellent long-term growth potential, knowing that average selling prices are somewhat lower than our overall average. In addition, we experienced increases in raw material costs across all of our businesses, but which had a disproportionate impact on MedSystems and Orthopedics. Higher raw material costs are a global dynamic affecting most companies. Additionally, we have been affected by price and volume pressures in Orthopedics, which we believe are occurring industry-wide. Overall top line demand and operational controls have allowed us to offset these issues and to deliver expected earnings."

    Further commenting on VIASYS' results, Mr. Thurman said:

    "Yesterday we announced the acquisition of the products of BioBeat Medical Ltd. ("BioBeat") during the quarter. We believe BioBeat brings to VIASYS best-in-class digital TCD (transcranial doppler) technology. We will quickly integrate this technology into our current vascular product portfolio, and we believe that it provides VIASYS with significant opportunities in the fast-growing vascular diagnostic market as well as certain potential neuro therapeutic applications such as stroke treatment.

    "I would also like to comment on the progress of our sleep initiative. A dedicated management team has been appointed and, as previously announced, the acquisition of Tiara Medical Systems ("Tiara") was completed earlier in the quarter. The integration of Tiara is proceeding as planned. We believe that the combination of Tiara's portfolio, our existing products, our presence in sleep centers and our relationships with pulmonologists and neurologists provide a unique competitive advantage that will allow us to compete effectively in the rapidly growing sleep therapy market. This market continues to be a focus of our growth and acquisition strategy.

    "We believe that VIASYS has become a market leader in each segment in which we compete. This is a result of our product development initiatives, the global reach of our international sales and distribution, the success of our direct sales and service organizations and our focused acquisition strategy that has brought products which complement and strengthen our core businesses. Combined with our strong balance sheet, we believe these initiatives and strategic focus position us to continue to create excellent shareholder value.

    "Based on the year-to-date results and the fourth quarter outlook, we are maintaining our previously announced 2006 earnings guidance of $1.25 to $1.30 per diluted share, excluding stock-based compensation expense. The stronger than expected performance of Tiara, which we previously expected to be dilutive, is partially offsetting the reduced fourth quarter outlook for orthopedics. Including the impact of stock-based compensation, we expect earnings in the range of $1.08 to $1.13 per diluted share for the full year. In keeping with prior practice, this guidance excludes the impact of any future acquisitions and special items."

    Segment Highlights - Third Quarter

    Respiratory Care

    Revenues increased 21.1% to $94.3 million in the third quarter of 2006 compared to the third quarter of 2005. The quarter benefited from sleep therapy product revenues as a result of the July acquisition of Tiara and strong sales of our LTV1200 portable mechanical ventilators. Also contributing to this increase were strong sales of our AVEA ventilators and domestic pulmonary function testing equipment, as well as increased revenue from VIASYS Clinical Services.

    Operating income increased to $10.9 million from $8.4 million in the comparable period last year. This increase was due to higher overall sales as well as an increase in domestic sales of higher margin products such as LTV1200. These increases were partially offset by the negative impact on gross margin due to sales in international markets with lower average selling prices. In addition, we recognized increased expenses due to investments in the sales organization and recorded an in-process research and development charge related to the acquisition of Tiara.

    NeuroCare

    Revenues increased 4.8% to $30.9 million in the third quarter of 2006 compared to the third quarter of 2005. The increased revenues resulted from the ongoing strength in the sales of our vascular products as well as increases in our neurophysiology products such as the new LTM (long term monitoring) and ambulatory EEG systems. These increases were partially offset by lower consumables revenue due to a change from direct to distributor sales in select countries subsequent to the Oxford acquisition in 2005. Distributors receive discounted pricing to fund local marketing and sales efforts.

    An operating loss of $0.2 million was incurred in the third quarter of 2006 compared to a loss of $1.2 million in the same period last year. Included in the current period loss were $1.8 million of in-process research and development charges related to the BioBeat acquisition and $1.1 million of restructuring charges. Included in the third quarter 2005 loss was $0.2 million of restructuring charges. Excluding these items, operating income in the third quarter of 2006 was $2.7 million as compared to a loss of $1.0 million in the same period last year. This increase was mainly due to sales of higher margin products and expense savings realized in the current period from cost improvement initiatives and restructuring of our global operations.

    MedSystems

    Revenues increased 9.6% to $8.8 million in the third quarter of 2006 compared to the third quarter of 2005. The increase was mainly due to higher sales of enteral delivery products and in particular, contributions from our CORTRAK(R) and NAVIGATOR(R) access systems. Also contributing to the increase were higher sales of our airway management products.

    Operating income was $1.6 million in the third quarter of 2006 and 2005. The margin impact from the higher sales was offset by a less favorable product mix and increases in costs related to petroleum-based raw materials.

    Orthopedics

    Revenues declined 7.4% to $10.6 million in the third quarter of 2006 compared to the third quarter of 2005. This decrease was primarily due to weaker demand for orthopedic implants as well as pricing pressures from our OEM customers.

    Operating income was $1.8 million in the third quarter of 2006 compared to $3.0 million in the comparable period last year. The impact of the lower sales volume was compounded by the impact on gross margin of the pricing pressures.

    Corporate

    Corporate expenses increased by $1.7 million in the third quarter of 2006 over the comparable quarter of 2005 primarily due to stock-based compensation expense recorded in the current period.

    Conference Call

    VIASYS Healthcare Inc. will host an earnings release conference call on Thursday November 2, 2006, at 5:00 PM Eastern Time. The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com. The call will be archived on our website and will also be available for two weeks via phone at 877-519-4471, access code 7917790.

    VIASYS Healthcare Inc. is a global, research-based medical technology company focused on respiratory, neurology, medical disposable and orthopedic products. VIASYS products are marketed under well-recognized trademarks, including, among others, AVEA(R), BEAR(R), BIRD(R), CORFLO(R), CORPAK(R), CORTRAK(R), EME(R), GRASON-STADLER(R), JAEGER(TM), LYRA(R), MEDELEC(R), MICROGAS(R), NAVIGATOR(R), NICOLET(R), NicoletOne(TM), PULMONETIC(TM), SENSORMEDICS(R), TECA(R), TECOMET(TM), VELA(R) and VMAX(R). VIASYS is headquartered in Conshohocken, PA, and its businesses are conducted through its Respiratory Care, NeuroCare, MedSystems and Orthopedics business units. More information can be found at http://www.viasyshealthcare.com.

    This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the performance of our recent acquisitions, their affect on earnings and whether they will contribute to higher rates of revenue and earnings growth in the future, our ability to achieve our stated goals, the outlook for our businesses, our expectations for new product introductions, our ability to create stockholder value, our belief regarding the performance of our core businesses, our 2006 earnings guidance, our prospects for continued growth, our ability to successfully execute on our business strategies, our confidence in the Company's future, our ability to continue to gain market share in our strategic products, our ability to continue to make strategic and accretive acquisitions and our ability to compete in the sleep therapy market. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the integration of our recent acquisitions, the continued implementation of the company's restructuring plans, the restructuring of our international organization, the headcount reductions in our Neurocare business, the timing of pharmaceutical trials by third parties, sales and marketing initiatives, our ability to attract and retain talented sales personnel, the commercialization of new products, the effectiveness of the co-location of the former Critical Care and Respiratory Technologies business segments, market factors, the continued growth in the sleep therapy market, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of certain of the industries in which we operate, acceptance of our new products and services, patent protection and litigation, a successful mergers and acquisitions strategy, the ability to locate and acquire companies, businesses and products that are strategic to the Company and accretive to earnings, and the market for mergers and acquisitions. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended December 31, 2005, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.



(1) Stock Compensation and Special items - In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

            Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)

                                    Three Months  Three Months
                                        Ended         Ended
                                    September 30,  October 1,
                                         2006          2005     Change
                                    ------------- ------------- ------
Operating Income from Continuing
 Operations                               $9,574        $7,275
Acquisition Related Costs (a)                187         1,215
Restructuring Charges                      1,456         2,064
Acquired in-process research and
 development (b)                           2,949             -
Stock Compensation Expense (c)             1,940             -
                                    ------------- -------------
Adjusted Operating Income from
 Continuing Operations                   $16,106       $10,554   52.6%
                                    ============= =============

Income from Continuing Operations         $4,566        $4,316
Acquisition Related Costs (net of
 income taxes of $(67) and $(431)
 (a))                                        120           784
Restructuring Charges (net of
 income taxes of $(524) and $(733))          932         1,331
Acquired in-process research and
 development (b)                           2,949             -
Stock Compensation Expense (net of
 income taxes of $(656) (c))               1,284             -
                                    ------------- -------------
Adjusted Income from Continuing
 Operations                               $9,851        $6,431   53.2%
                                    ============= =============

Diluted Earnings per Share from
 Continuing Operations                      $.14          $.13
Acquisition Related Costs per Share
 (a)                                           -           .03
Restructuring Charges per Share              .03           .04
Acquired in-process research and
 development per share (b)                   .09             -
Stock Compensation Expenses per
 Share (c)                                   .04             -
                                    ------------- -------------
Adjusted Earnings per Share from
 Continuing Operations                      $.30          $.20
                                    ============= =============

(a) The third quarter of 2006 was negatively impacted by $0.1 million from stepping-up acquired inventory, as required by generally accepted accounting principles. In addition, the Company incurred $0.1 million of expenses to integrate companies acquired in 2005 and 2006. The third quarter of 2005 was negatively impacted by $0.7 million from stepping-up acquired inventory, as required by generally accepted accounting principles. In addition, the Company incurred $0.5 million of expenses to integrate the acquired companies.

(b) In the third quarter of 2006, the Company recorded a charge of $2.9 million to write-off in-process research and development expenses in conjunction with our acquisitions, as required under generally accepted accounting principles.

(c) Effective January 1, 2006, we adopted the new accounting pronouncement FAS123R, "Share Based Payments." In the third quarter of 2006 we recorded $1.9 million of expense for stock compensation made to employees, including charges resulting from the adoption of FAS123R. This charge was not required to be recorded in the comparable period of the prior year.




            Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)

                                    Nine Months   Nine Months
                                        Ended         Ended
                                    September 30,  October 1,
                                         2006          2005     Change
                                    ------------- ------------- ------
Operating Income from Continuing
 Operations                              $31,035      $(14,310)
Acquisition Related Costs (a)                461         4,149
Restructuring Charges                      1,424         3,765
Acquired in-process research and
 development (b)                           2,949        34,909
Fees related to terminated
 transaction                                 440             -
Stock Compensation Expense (c)             6,779             -
                                    ------------- -------------
Adjusted Operating Income from
 Continuing Operations                   $43,088       $28,513   51.1%
                                    ============= =============

Income from Continuing Operations        $17,223      $(22,014)
Acquisition Related Costs (net of
 income taxes of $(166) and
 $(1,473) (a))                               295         2,676
Restructuring Charges (net of
 income taxes of $(513) and
 $(1,337))                                   911         2,428
Acquired in-process research and
 development (b)                           2,949        34,909
Fees related to terminated
 transaction (net of income taxes
 of $(158))                                  282             -
Stock Compensation Expense (net of
 income taxes of ($2,291) (c))             4,488             -
                                    ------------- -------------
Adjusted Income from Continuing
 Operations                              $26,147       $17,999   45.3%
                                    ============= =============

Diluted Earnings per Share from
 Continuing Operations                      $.52         $(.70)
Acquisition Related Costs per
Share (a)                                      -           .08
Restructuring Charges per Share              .03           .08
Acquired in-process research and
 development per share (b)                   .09          1.12
Fees related to terminated
 transaction per share                       .01             -
Stock Compensation Expenses per
 Share (c)                                   .14             -
                                    ------------- -------------
Adjusted Earnings per Share from
 Continuing Operations                      $.79          $.58
                                    ============= =============

(a) The year-to-date period was negatively impacted by $0.1 million from stepping-up acquired inventory, as required by generally accepted accounting principles. In addition, the Company incurred $0.4 million of expenses to integrate the acquired companies. The prior year period was negatively impacted by $3.2 million from stepping-up acquired inventory, as required by generally accepted accounting principles. In addition, the Company incurred $0.9 million of expenses to integrate the acquired companies.

(b) The Company recorded a charge of $2.9 million and $34.9 million for the nine month periods ending September 30, 2006 and October 1, 2005, respectively, to write-off acquired in-process research and development expenses in conjunction with our acquisitions, as required under generally accepted accounting principles.

(c) Effective January 1, 2006, we adopted the new accounting pronouncement FAS123R, "Share Based Payments." For the year-to-date period, we recorded $6.8 million of expense for stock compensation made to employees, including charges resulting from the adoption of FAS123R. This charge was not required to be recorded in the comparable period of the prior year.





                                          Three Months Ended
                                 -------------------------------------
Consolidated Statements of
 Operations                                   (unaudited)
(In Thousands, Except Per Share
 Amounts)
                                 September 30, 2006  October 1, 2005

Revenues                                  $144,653           $126,899

Operating Costs and Expenses:
  Cost of revenues                          76,034             66,049
  Selling, general and
   administrative expense                   45,870             42,079
  Purchased in-process research
   and development expense                   2,949                  -
  Research and development
   expense                                   8,770              9,432
  Restructuring charges                      1,456              2,064
                                 ------------------ ------------------
                                           135,079            119,624

                                 ------------------ ------------------
Operating Income                             9,574              7,275
                                 ------------------ ------------------
Interest Expense, net                         (623)              (844)
Other (Expense) Income, net                   (161)               261
                                 ------------------ ------------------

Income from Continuing
 Operations Before Income Taxes              8,790              6,692
Provision for Income Taxes                  (4,224)            (2,376)
                                 ------------------ ------------------
Income from Continuing
 Operations                                  4,566              4,316
Income from Discontinued
 Operations (net of tax)                         -                 90
                                 ------------------ ------------------
Net Income                                  $4,566             $4,406
                                 ================== ==================

Earnings per Share:
  Basic:
    Continuing Operations                     $.14               $.14
    Discontinued Operations                      -                  -
                                 ------------------ ------------------
                                              $.14               $.14
                                 ================== ==================
  Diluted:
    Continuing Operations                     $.14               $.13
    Discontinued Operations                      -                  -
                                 ------------------ ------------------
                                              $.14               $.13
                                 ================== ==================
Weighted Average Shares
 Outstanding:
  Basic                                     32,512             31,526

  Diluted                                   33,359             32,497






                                           Nine Months Ended
                                 -------------------------------------
Consolidated Statements of
 Operations                                   (unaudited)
(In Thousands, Except Per Share
 Amounts)
                                 September 30, 2006  October 1, 2005

Revenues                                  $426,347           $354,775

Operating Costs and Expenses:
  Cost of revenues                         223,865            189,232
  Selling, general and
   administrative expense                  139,738            117,468
  Purchased in-process research
   and development expense                   2,949             34,909
  Research and development
   expense                                  27,337             23,711
  Restructuring charges                      1,424              3,765
                                 ------------------ ------------------
                                           395,313            369,085

                                 ------------------ ------------------
Operating Income                            31,034            (14,310)
                                 ------------------ ------------------
Interest Expense, net                       (2,251)              (587)
Other Expense, net                            (217)               (18)
                                 ------------------ ------------------

Income from Continuing
 Operations Before Income Taxes             28,566            (14,915)
Provision for Income Taxes                 (11,343)            (7,099)
                                 ------------------ ------------------
Income (Loss) from Continuing
 Operations                                 17,223            (22,014)
Income from Discontinued
 Operations (net of tax)                         -                537
                                 ------------------ ------------------
Net Income (Loss)                          $17,223           $(21,477)
                                 ================== ==================

Earnings (Loss) per Share:
  Basic:
    Continuing Operations                     $.53              $(.70)
    Discontinued Operations                      -                .01
                                 ------------------ ------------------
                                              $.53              $(.69)
                                 ================== ==================
  Diluted:
    Continuing Operations                     $.52              $(.70)
    Discontinued Operations                      -                .01
                                 ------------------ ------------------
                                              $.52              $(.69)
                                 ================== ==================
Weighted Average Shares
 Outstanding:
  Basic                                     32,307             31,317

  Diluted                                   33,172             31,317






VIASYS Healthcare Inc.
Revenues by Business Segment and Geography
(In thousands of dollars)

                   Three Months Ended           Nine Months Ended
               --------------------------- ---------------------------
               September 30,  October 1,   September 30,  October 1,
                    2006          2005          2006          2005
               ------------- ------------- ------------- -------------

Respiratory
 Care
 Domestic            50,480        42,263       145,311       109,982
 International       43,775        35,560       129,304       102,463
               ------------- ------------- ------------- -------------
  Total              94,255        77,823       274,615       212,445
               ------------- ------------- ------------- -------------


NeuroCare
 Domestic            18,791        17,159        54,839        49,429
 International       12,149        12,376        37,387        38,781
               ------------- ------------- ------------- -------------
  Total              30,940        29,535        92,226        88,210
               ------------- ------------- ------------- -------------


MedSystems
 Domestic             6,648         6,255        19,682        18,888
 International        2,164         1,785         6,155         4,848
               ------------- ------------- ------------- -------------
  Total               8,812         8,040        25,837        23,736
               ------------- ------------- ------------- -------------


Orthopedics
 Domestic             8,998         9,720        28,080        24,693
 International        1,648         1,781         5,589         5,691
               ------------- ------------- ------------- -------------
  Total              10,646        11,501        33,669        30,384
               ------------- ------------- ------------- -------------


Total VIASYS
 Domestic            84,917        75,397       247,912       202,992
 International       59,736        51,502       178,435       151,783
               ------------- ------------- ------------- -------------
  Total             144,653       126,899       426,347       354,775
               ============= ============= ============= =============


    CONTACT: VIASYS Healthcare Inc., Conshohocken
             Investor Contact:
             Martin P. Galvan, 610-862-0800